AGREEMENT TO SELL

	AND PURCHASE

	AND ESCROW INSTRUCTIONS


	Between



RCBT CALIFORNIA PROPERTIES, L.P.,
a California limited partnership
("SELLER")


	and


	ARDEN REALTY LIMITED PARTNERSHIP,
	a Maryland limited partnership
("PURCHASER")









South Bay Centre
Gardena, California




March 24, 1997


	AGREEMENT TO SELL AND PURCHASE
	AND ESCROW INSTRUCTIONS




		THIS AGREEMENT TO SELL AND PURCHASE AND ESCROW INSTRUCTIONS (this "Agreement") is entered into as of March 24, 1997 by and between RCBT CALIFORNIA PROPERTIES, L.P., a California limited partnership ("Seller") and ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Purchaser").



	R E C I T A L S

	A.	Seller owns an office building located in the
City of Los Angeles, State of California and desires to sell the same to Purchaser. Purchaser is willing to purchase the building from Seller on the terms set forth below.

	B.	This Agreement sets forth the agreement between
Purchaser and Seller and the instructions to Escrow Company with respect to the purchase and sale of the building.

		NOW, THEREFORE, FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:



1. 	Purchase and Sale.  Seller agrees to sell
the Property described below to Purchaser, and Purchaser agrees to purchase the Property from Seller, on the terms and subject to the conditions contained in this Agreement.
The "Property" consists of:

(a) 	land located at 1515 W. 190th Street
in the City of Los Angeles, County of Los Angeles, State of
California, more particularly described in Exhibit "A" (the
"Land");

(b) 	the improvements on the Land, which
include an office building, exclusive of any leasehold improvements owned by tenants;

(c)  	Seller's right, title and interest in
and to any and all rights, privileges, easements and appurtenances pertaining to the Land, including without limitation (but without warranty whether statutory, express or implied) in and to adjacent streets, alleys or rights-of-way; and

(d) 	any materials, supplies, equipment,
fixtures and personal property owned by Seller and located on the Land.

2. 	Purchase Price.  The total purchase price
(the "Purchase Price") to be paid by Purchaser to Seller for the Property shall be Nineteen Million One Hundred Thousand and 00/100 Dollars ($19,100,000.00) and shall be deposited and paid as follows:

2.1. 	Earnest Money Deposit.

(a) 	Purchaser shall deposit within
one (1) Business Day following the date of this Agreement with Commonwealth Land Title Insurance Company ("Escrow Company"), the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00) (hereinafter, together with all interest accrued thereon, the "Earnest Money") which Earnest Money shall be in the form of cash or a wire transfer of immediately available United States of America funds.

(b) 	If the sale hereunder is
consummated in accordance with the terms hereof, the Earnest Money shall be applied to the Purchase Price to be paid by Purchaser at the Closing. In the event the transaction described herein shall fail to be consummated in accordance with the terms hereof, whether due to a default by Purchaser or Seller or for any other reason, the Earnest Money shall be applied pursuant to the applicable provisions of this Agreement.

2.2. 	Cash at Closing.  At least one (1)
Business Day prior to the Closing Date, Purchaser will deposit into the Escrow the balance of the Purchase Price, plus such additional sums as shall be necessary to pay the expenses payable by Purchaser hereunder, as adjusted by the allocations and prorations in accordance with Section 5.4, by confirmed wire transfer of funds in immediately available United States of America funds.

3. 	Representations and Warranties of Seller.


3.1. 	Seller represents and warrants to
Purchaser that:

3.1.1. 	Seller is duly organized
and legally existing. The execution and delivery by Seller of, and Seller's performance under, this Agreement shall have been duly authorized by all requisite action. Seller has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto on behalf of Seller are and shall be duly authorized to sign the same on Seller's behalf and to bind Seller thereto;

3.1.2.  	Performance of this
Agreement by Seller will not result in a breach of, or constitute a default under, any agreement or instrument to which Seller is a party or by which it is bound. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Seller pursuant hereto have been, or as of the Closing will have been, executed by Seller and when so executed, are and shall be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

3.1.3. 	 Seller (a) is not in
receivership or dissolution; (b) has not made any assignment for the benefit of creditors; (c) has not admitted in writing its inability to pay its debts as they mature; (d) has not been adjudicated a bankrupt; (e) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the Federal Bankruptcy Law or any other similar law or statute of the United States or any state; and (f) does not have any such petition described in 3.1.3(e) filed against Seller;

3.1.4. 	Seller is not a "foreign
person" within the meaning of Section 1445 of the Internal Revenue Code of 1986 nor Sections 18662 and 18668 of the Revenue and Taxation Code of California (i.e., Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the codes and regulations promulgated thereunder);

3.1.5. 	To Seller's knowledge,
there are no leases, tenancies or other rights of occupancy or use for any portion of the Property under which any other party has a right to occupy all or any part of the Property in effect on the date of this Agreement except as set forth on Exhibit "B" (the "Leases");

3.1.6. 	Since October 1, 1995,
Seller has not received, and prior to October 1, 1995, to Seller's knowledge, Seller has not received, any written notice of violation of any laws, statutes, codes, acts, ordinances, orders, judgements, decrees, injunctions or regulations of any governmental entity having jurisdiction over the Property except as set forth on Exhibit "C";

3.1.7. 	Except as set forth on
Exhibit "D", there has been no litigation served upon Seller with respect to the Property, which remains pending. Except as set forth on Exhibit "D", to Seller's knowledge there has been no other litigation filed or threatened in writing against Seller with respect to the Property;

3.1.8. 	Seller has not received any
written notice that any condemnation or eminent domain proceeding affecting the Property is pending;

3.1.9. 	Seller has no employees
located at or employed primarily in connection with the Property;

3.1.10. 	Seller has delivered to
Purchaser true and correct copies of all management, service, supply, utility or maintenance agreements with respect to the Property to which it is a party, or any portion thereof, as described on Exhibit "E" (other than the contracts with its property manager and its real estate advisor, which shall be terminated as of the Closing with respect to the Property) (collectively, the "Service Contracts"). To Seller's knowledge, there are no other management, service, supply, utility or maintenance agreements with respect to the Property other than the Service Contracts;

3.1.11. 	As of the execution of this
Agreement, to Seller's knowledge, Seller has received no written expression of interest to purchase the Property or any part thereof from a governmental or quasi-governmental agency with condemnation authority. However, if proceedings under a power of condemnation or eminent domain relating to the Property or any part thereof are commenced prior to the Outside Closing Date, or if to Seller's Actual Knowledge, Seller receives a written expression of interest to purchase the Property or any part thereof from a governmental or quasi-governmental agency with condemnation authority prior to the Outside Closing Date, Seller will promptly inform Purchaser in writing;

3.1.12. 	Since October 1, 1995,
Seller has not received, and prior to October 1, 1995, to Seller's knowledge, Seller has not received, any written notice of any intention on the part of the issuing authority to cancel, suspend or modify, or take any action or institute any proceeding to effect such cancellation, suspension or modification, of any permit, license or other approval required by Seller from any governmental or quasi-governmental authority for the occupancy, operation, maintenance and ownership of the Property;

3.1.13. 	Seller has provided to
Purchaser true and correct copies of all of the Leases and any subleases, occupancy agreements and guarantees thereof in Seller's possession;

3.1.14. 	Except as set forth on
Exhibit "P", there are no commissions or other fees payable to any person, entity or agent with respect to the execution of the Leases;

3.1.15. 	Since October 1, 1995,
Seller, as landlord, has received no written notice from any tenant that Seller is in default or is not complying with Seller's obligations, as landlord, under any Lease;

3.1.16. 	Except as set forth on
Exhibit "Q", any and all decorating, painting, renovation or construction work (other than maintenance or repairs required to be performed by the landlord under the Leases) required to be done under the provisions of any Leases as of the Closing Date has been, or as of the Closing Date, at Seller's expense, will be fully completed and paid for; and

3.1.17. 	Eugene Markowski is the
employee of Seller with primary responsibility for the Property. Steve Center is an employee of Lincoln with primary responsibility for the Property.

3.2. 	As used in this Agreement, the term
"to Seller's knowledge" or words of similar import (i) shall mean and apply to the actual knowledge of Eugene Markowski, of Seller, and Steve Center, of Lincoln, and not to any other parties, without any investigation or inquiry of any kind, it being understood and acknowledged that such individuals, in some instances, are not involved in the day-to-day operations of the Property and in some instances were not involved in the negotiation or execution of any leases, management contracts, or service contracts; (ii) shall not mean such individuals are charged with knowledge of the acts, omissions and/or knowledge of the predecessors in title to the Property or with knowledge of the acts, omissions and/or knowledge of Seller's agents or employees; and (iii) shall not apply to or be construed to apply to information or material which may be in the possession of Seller generally or incidentally, but which is not actually known to the individuals who are directly engaged in the management of the Property and the sale and purchase transaction described herein.

3.3. 	All of Seller's representations and
warranties in Section 3.1 shall survive the Closing until December 30, 1997. Notwithstanding the above, in the event the transaction contemplated hereby is consummated, Seller shall have no obligation after the Closing Date with respect to any breach of Seller's representations and warranties in
Section 3.1 of which Purchaser had knowledge as of the Closing Date. Seller shall furnish a certificate on the Closing Date in substantially the form of Exhibit "O" certifying the accuracy of the representations and warranties contained in Section 3.1 as of the Closing Date, which certificate shall disclose any changes in facts contained in such representations and warranties between the date of this Agreement and the Closing Date, and any inaccuracies contained in such representations and warranties discovered by Seller between the date of this Agreement and the Closing Date (the "Seller's Certificate").

3.4. 	As used in Section 3.3, the term
"Purchaser had knowledge" shall mean and apply to the actual knowledge of Victor J. Coleman and Brigitta Troy and not to any other parties, without any investigation or inquiry of any kind (provided that such individuals shall have reviewed all reports regarding the Property prepared for Purchaser by third party consultants).

4. 	Representations and Warranties of
Purchaser.

4.1. 	Purchaser represents and warrants to
Seller that:

4.1.1. 	Purchaser is duly organized
and legally existing. The execution and delivery by Purchaser of, and Purchaser's performance under, this Agreement shall have been duly authorized by all requisite action. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser's behalf and to bind Purchaser thereto;

4.1.2. 	Performance of this
Agreement by Purchaser will not result in a breach of, or constitute a default under, any agreement or instrument to which Purchaser is a party or by which it is bound. This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto have been, or as of the Closing will have been, executed by Purchaser and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

4.1.3. 	Purchaser (a) is not in
receivership or dissolution, (b) has not made any assignment for the benefit of creditors, (c) has not admitted in writing its inability to pay its debts as they mature,
(d) has not been adjudicated a bankrupt, (e) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law, or any other similar law or statute of the United States or any state, and (f) does not have any such petition described in Section
4.1.3(e) filed against Purchaser; and

4.1.4. 	Purchaser's acquisition of
the Property has been approved by all parties whom must approve all acquisitions of Purchaser.

4.2. 	 All of Purchaser's representations
and warranties in Section 4.1 shall survive the Closing until December 30, 1997.

5. 	Escrow Instructions.

5.1. 	Opening of Escrow.

(a) 	The parties have opened an
escrow at Escrow Company as Escrow No. 80475 (the "Escrow") in order to consummate the purchase and sale in accordance with the terms and provisions hereof. This Agreement shall be deposited in the Escrow and the provisions hereof shall constitute joint primary escrow instructions to Escrow Company; provided, however, that the parties shall execute such additional instructions as requested by Escrow Company not inconsistent with the provisions hereof. In the event of any conflict between the provisions of this Agreement and such other instructions, the provisions of this Agreement shall control. The date as of which Escrow Company receives the Earnest Money from Purchaser constitutes the "Opening of Escrow".

(b) 	Promptly upon receipt of the
Earnest Money and a fully executed original of this Agreement, Escrow Company shall:

					(i) deliver to Seller and
Purchaser a written acknowledgment by Escrow Company that the Earnest Money has been received by Escrow Company and is being held by Escrow Company pursuant to the terms of this Agreement;

					(ii) place the Earnest Money in
a federally-insured interest bearing account in an institution approved by both Seller and Purchaser. At
5:00 p.m. (Pacific Standard Time) on the Contingency
Termination Date, the Earnest Money shall become nonrefundable to Purchaser except in the event the transaction described herein shall fail to Close for a reason other than a default by Purchaser; and

					(iii) execute this Agreement
where indicated and return counterpart original signatures to each of Seller and Purchaser.

5.2. 	Documents and Funds Delivered to or
by Escrow. The following shall be delivered into the Escrow or by Escrow in connection with the transfer of the
Property:

5.2.1. 	Delivery of Documents by
Seller in Escrow. At least one (1) Business Day prior to the Closing Date, Seller shall deposit into Escrow:

(a) 	a Grant Deed to the
Property in substantially the form of Exhibit "F" (the
"Deed"), duly executed and acknowledge by Seller and in recordable form;

(b) 	four (4) originals of an
affidavit from Seller which satisfies the requirements of
Section 1445 of the Internal Revenue Code, as amended, and Sections 18662 and 18668 of the Revenue and Taxation Code of California in substantially the form of Exhibit "G" (the "FIRPTA Certificate"), duly executed by Seller;

(c) 	four (4) counterpart
originals of an Assignment and Assumption of Leases in substantially the form of Exhibit "H" (the "Assignment of Leases"), duly executed by Seller;

(d) 	four (4) counterpart
originals of a General Assignment in substantially the form of Exhibit "I" (the "General Assignment"), duly executed by
Seller;

(e) 	four (4) originals of a
Bill of Sale in substantially the form of Exhibit "J" (the
"Bill of Sale"), duly executed by Seller;

(f) 	notices to each of the
tenants in substantially the same form as attached hereto as Exhibit "K" advising tenants under the Leases of the sale of the Property and directing the tenants to make all future payments under the Leases to Purchaser at a place designated by Purchaser (the "Tenant Notices"), duly executed by Seller;

(g) 	four (4) originals of the
Seller's Certificate, duly executed by Seller; and

(h) 	such other instruments and
documents as may be reasonably requested by Purchaser or Escrow Company to transfer the Property to Purchaser.

5.2.2. 	Delivery of Documents by
Purchaser in Escrow. At least one (1) Business Day prior to the Closing Date, Purchaser shall deposit into Escrow:

(a) 	four (4) counterpart
originals of the Assignment of Leases, duly executed by Purchaser;

(b) 	four (4) counterpart
originals of the General Assignment, duly executed by Purchaser;

(c) 	notices to each of the
vendors under the Assumed Service Contracts in substantially the same form as attached hereto as Exhibit "L" advising such vendors of the sale of the Property and directing the vendors to forward all future invoices to Purchaser at a place designated by Purchaser (the "Vendor Notices"), duly executed by Purchaser; and

(d) 	such instruments and
documents as may be reasonably requested by Seller or Escrow
Company or otherwise required to transfer the Property to Purchaser.

5.2.3. 	Further Delivery by
Purchaser in Escrow. Prior to the close of the Business Day preceding the Closing Date, Purchaser shall deposit into Escrow the balance of the Purchase Price as set forth in
Section 2.2. hereof.

5.2.4. 	Delivery by Escrow.  At
least three (3) Business Days prior to the Close of Escrow, Escrow Company shall deliver to Purchaser and Seller a pro forma closing statement which sets forth, in a manner satisfactory to Purchaser and Seller, the closing costs, prorations and other credits and debits contemplated by this Agreement.

5.3. 	Conditions to Close.  Escrow shall
not Close unless and until the following conditions precedent and contingencies have been satisfied or waived in writing by the party for whose benefit the applicable conditions have been included, prior to the Outside Closing
Date:

5.3.1. 	All conditions described in
Sections 6.2, 9 and 10 below have either been satisfied or waived in writing by the party for whose benefit the applicable conditions have been included, as may be provided in each such Section;

5.3.2. 	All funds and instruments
described in this Section 5 have been delivered to Escrow
Company;

5.3.3. 	The parties hereto have
performed in all material respects, all of their respective obligations hereunder;

5.3.4. 	The Title Company is in a
position to issue to Purchaser the Title Policy upon Closing; and

5.3.5. 	There has been no change
affecting or involving in the aggregate a decrease in rental income from the Property of more than $120,000.00 per year, which was not reflected in the materials delivered or made available to Purchaser during the Due Diligence Period.

5.4. 	Prorations and Costs.

5.4.1. 	Purchaser shall be credited
with (i) the amount of all expense contributions and other reimbursements from tenants received by Seller and attributable to any period following the Closing Date and
(ii) all prepaid rents and unapplied refundable cash security deposits made by tenants under all Leases of the Property in effect as of the Closing Date.

5.4.2. 	General real estate taxes
for the then current year relating to the Property shall be prorated as of the Closing Date. If Closing shall occur before the actual taxes for the then current year are known, the apportionment of taxes shall be upon the basis of taxes for the Property for the immediately preceding year, provided that, if the taxes for the current year are thereafter determined to be more or less than the taxes for the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly shall adjust the proration of such taxes and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment. All special or supplemental taxes or assessments assessed for periods preceding the Closing Date shall be prorated between Purchaser and Seller as of the Closing Date, and those assessed for periods following the Closing Date shall be paid by Purchaser. All taxes, whether retroactive or not, imposed as a result of this transaction or due to a change in the usent is terminated, Purchaser agrees to return to Seller all information, studies, or reports Purchaser or Purchaser's agents have obtained from Seller or Seller's agents, contractors or representatives with respect to the Property or the condition of the Property.

18.11. 	Time Calculations; Business
Days. Should the calculation of any of the various time periods provided for herein result in an obligation becoming due on a Saturday, Sunday or legal holiday, then the due date of such obligation or scheduled time of occurrence of such event shall be delayed until the next Business Day. As used in this Agreement, the term "Business Day" shall mean any day which is not a Saturday, Sunday, or legal or banking holiday in the State of California.

18.12. 	No Recordation.  Seller and
Purchaser hereby acknowledge that neither this Agreement nor any memorandum or affidavit thereof shall be recorded with the county recorder for the County of Los Angeles, State of California. Should Purchaser ever record or attempt to record this Agreement, or a memorandum or affidavit thereof, or any other similar document, then, notwithstanding anything herein to the contrary, said recordation or attempt at recordation shall constitute a default by Purchaser hereunder, and, in addition to the other remedies provided for herein, Seller shall have the express right to terminate this Agreement by filing a notice of said termination in the proper place for said filing.

18.13. 	Merger Provision.  Except as
otherwise expressly provided herein, any and all rights of action of Purchaser and Seller for any breach by Seller and Purchaser, respectively, of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at the Closing and shall not survive the Closing.
 Notwithstanding anything contained herein to the contrary, all other provisions of this Agreement which are intended by their terms to survive the Close of Escrow or a termination of this Agreement shall survive the Close of Escrow or a termination of this Agreement, including without limitation, Sections 5.4, 7, 12, 15 and 18.1.

18.14. 	Further Assurances.  Purchaser
and Seller agree to execute all documents and instruments reasonably required in order to consummate the purchase and sale herein contemplated.

18.15. 	Possession.  Seller shall
deliver possession of the Property to Purchaser as of the Close of Escrow, including all keys in Seller's possession and originals of Property Documents delivered hereunder.

18.16. 	Severability.  If any portion of
this Agreement is held to be unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

18.17. 	Exculpation.  Notwithstanding
anything to the contrary contained in this Agreement or in any exhibits hereto attached or in any documents executed in connection herewith (collectively, including this Agreement and said exhibits the "Purchase Documents"), it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Purchaser or its successors or assigns against Seller with respect to the alleged breach by or on the part of Seller of any representation, warranty, covenant, undertaking, indemnity or agreement contained in any of the Purchase Documents (collectively, "Seller's Undertakings") shall extend only to Seller's interest in the Property (which shall include the Purchase Price paid by Purchaser as a result of the Closing of the sale of the Property to Purchaser) and not to any other assets of Seller or its shareholders, or any of the other persons or entities referred to in clause (ii) below; and (ii) no personal liability or personal responsibility of any sort with respect to any of Seller's Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, Seller, its shareholders or Lincoln or Anchor, or against any of their respective directors, officers, employees, agents, constituent partners, beneficiaries, trustees or representatives, except to the extent of their interest in the Property (or in the Purchase Price paid by Purchase in connection with the sale thereof).

18.18. 	Sections.  All references to
Sections herein refer to the appropriate Section of this Agreement, except as otherwise expressly stated herein.

18.19. 	Exhibits.  All references to
Exhibits herein refer to the Exhibits attached hereto, and incorporated herein by this reference.

18.20. 	Post Closing Deliveries.
Promptly after the Closing, Purchaser agrees to deliver the Tenant Notices to the tenants under the Leases and Seller agrees to deliver the Vendor Notices to the vendors under the Service Contracts.

	IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.


"SELLER"

RCBT CALIFORNIA PROPERTIES, L.P.,
a California limited partnership

By:	Edgar W. Barksdale, Jr., as
	Sub-Trustee of the RCBT California
	Trust, a Sub-Trust of the RCB Trust
	Company - Real Property Trust -
	Southport Financial - I, a Collective
	Trust, its general partner


	By:/s/ Edgar W. Barksdale, Jr.
	   Edgar W. Barksdale, Jr.





"PURCHASER"

ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

By:	Arden Realty, Inc., a Maryland
	corporation, its general partner


	By:/s/ Richard S. Ziman
	   Richard S. Ziman
	   Chairman and CEO

ACKNOWLEDGEMENT BY ESCROW COMPANY

By the execution hereof Escrow Company hereby covenants and agrees to be bound by the terms of this Agreement.

"ESCROW COMPANY"

COMMONWEALTH LAND TITLE COMPANY



By:/s/ Carol Carozza
Name: Carol Carozza
Its: Vice President